EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONSTRUCTION OF A DYNAMICALLY POSITIONED MILLENNIUM SEMISUBMERSIBLE DRILLING UNIT

Houston, Texas

July 7, 2008

FOR IMMEDIATE RELEASE

          Atwood Oceanics, Inc. (Houston based International Offshore Drilling Contractor – NYSE - ATW) announced that on July 4, 2008, Atwood Oceanics Pacific Limited (“AOPL”), a wholly-owned subsidiary, executed a construction contract with Jurong Shipyard Pte. Ltd. (“Jurong”) to construct a Friede & Goldman ExD Millennium Dynamically Positioned Semisubmersible Drilling Unit. This new rig is to be built for a water depth rating of 10,000 feet and scheduled for delivery in mid-2012. The rig will be constructed at Jurong’s shipyard in Singapore where AOPL is currently constructing a conventionally moored semisubmersible drilling unit (of the same ExD design) scheduled for delivery in early 2011 and which is already contracted with Chevron Australia. AOPL estimates the total cost of the new rig (including administrative and overhead costs and capitalized interest) will be $750 million to $775 million payable in installments tied to completion of certain milestones. Financing for the rig construction will be provided from a combination of ongoing cash flows of AOPL and debt, as necessary, from AOPL’s current US$300,000,000 credit facility. The Company will consider whether any additional debt may be necessary in connection with fleet expansion. This rig will become the eleventh Company owned mobile offshore drilling unit. AOPL has an option for a third rig with Jurong which requires commitment within 180 days of the execution of the subject construction contract, but no determination has been made at this time whether that option will be exercised.

Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                        Contact: Jim Holland
(281) 749-7804